Exhibit 99.1

CION INVESTMENT CORPORATION AMENDS AND EXTENDS ITS SENIOR SECURED CREDIT FACILITY, PROVIDING IMPROVED ECONOMIC TERMS AND MORE CONSTRUCTIVE OPERATING PROVISIONS

NEW YORK, NY (July 22, 2024) – CION Investment Corporation (NYSE: CION) (“CION”) announced today that it has amended and extended its $675 million senior secured credit facility with JPMorgan Chase Bank, National Association.

Under the amendment, the credit spread on the floating interest rate payable on all borrowings was reduced from the three-month Secured Overnight Financing Rate (“SOFR”) plus a credit spread of 3.20% per year to SOFR plus a credit spread of 2.55% per year. Also under the amendment, the reinvestment period was extended from July 15, 2024 to June 15, 2026 and the maturity date was extended from May 15, 2025 to June 15, 2027.

CION incurred certain customary costs and expenses in connection with the amendment and will pay an annual administrative fee.

Keith Franz, CFO of CION stated, “JPMorgan has been a longstanding strategic lending partner to CION, and we are pleased to continue to work with them to amend and extend our existing credit facility at more attractive terms, helping to reduce our overall cost of capital and providing us with greater financial flexibility.”

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $2.0 billion in total assets as of March 31, 2024. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "project," "target," "estimate," "intend," "continue," or "believe" or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled "Risk Factors" and "Forward-Looking Statements" in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Report on Form 8-K, which CION filed with the SEC on July 18, 2024, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Report on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media
Susan Armstrong
sarmstrong@cioninvestments.com

Investor Relations
Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259

James Carbonara
Hayden IR
James@haydenir.com

(646) 755-7412

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